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                                                                  Exhibit 10(41)
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                             ASSIGNMENT AGREEMENT

    THIS AGREEMENT (the "Agreement") is made as of the 7th day of February, 2000, by and between Planet Communications Ltd., a company incorporated under the laws of the State of Israel with registered offices at 6 Balfour Street, Tel Aviv, Israel ("Assignor") and Cortext Ltd., a company incorporated under the laws of the State of Israel, with registered offices at Hamiktzoa 9, Tel Aviv, Israel ("Assignee") and Virtual Communities, Inc., a company incorporated under the laws of Delaware, USA with offices at 589 8/th/ Avenue, New York, NY ("VCI").

    WHEREAS, Assignee and Assignor entered into a Partnership Agreement (the "Partnership Agreement"), dated November 2, 1997, with respect to the "Magazine Software" (as defined below); and

    WHEREAS, Assignee has been the active party in the development, marketing, sale, licensing and support of the Magazine Software; and

    WHEREAS, Assignee has "Rights" (as defined below) in and to the Magazine Software pursuant to the Partnership Agreement; and

    WHEREAS, Assignee desires to acquire all Rights of Assignor in and to the Magazine Software, and Assignor is willing to assign all such Rights, as provided herein; and

    WHEREAS, VCI intends to purchase shares of Assignee, according to the terms and conditions set forth in the Share Purchase Agreement by and between Assignee and VCI (the "SPA") entered into simultaneously herewith ("VCI's Investment"); and

    WHEREAS, according to the SPA, VCI's Investment is conditioned on Assignor assigning all "Rights" in the Magazine Software to Assignee; and

    WHEREAS, in connection with the SPA, Assignee is entitled to certain payments from VCI, in accordance with the SPA;

    THEREFORE, it is hereby agreed by the parties as follows:

1. Effective as of the date when VCI, on behalf of Assignee, shall pay to Planet the payments set forth in sections 9.1 and 9.2 herein (the "Relevant Date") and subject to such payments, Assignor hereby irrevocably assigns to Assignee, and Assignee accepts, free from any encumbrances or other third party rights, all of Assignor's rights, title and interest in and to a certain magazine web publishing tool kit software (the "Magazine Software"), and any related technology or work of any kind related to the Magazine Software (including without limitation, interfaces and manuals) owned or developed by Assignor, alone or together with the Assignee, including, inter alia, all rights pursuant to, or in connection with, the Partnership Agreement and the Software License Agreement among the parties hereto, dated July 18, 1999 (the "VCI License"), and the Work Order among Internet Dapei Zahav; Assignee and Assignor dated

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     August 13, 1998, including all rights to any work developed pursuant to, or in connection with such agreements and which relate to the Magazine Software, all subject to Assignor's right to sell up to 10 licences of the Magazine Software in form and substance as set forth in Exhibit A attached hereto only to Domain End Users (all of the above, collectively, the "Rights").

2. The "Rights" shall include without limitation, any and all industrial and intellectual property rights relating to the Magazine Software and to any other related technology or work of any kind owned or developed by Assignor, and which relate to the Magazine Software, including without limitation, if any, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, moral rights, computer programs, content and other computer software, source code, object code, technology, know-how, trade secrets, proprietary processes and formulae information, data, technology, know-how, inventions, discoveries, designs, models, technical reports, diagrams, software and hardware, ideas, and trade and business plans.

3. The assignment of Rights to Assignee includes, but is not limited to all of the Rights of Assignor (in partnership with Assignee) as follows:

3.1. The right to become the sole registered owner of any Rights, whether or not currently registered.

3.2. The right to become the sole registered owner of any not yet registered or non-crystallized (as the case may be) Rights.

3.3. All rights and powers arising or accrued from the Rights, including the right to sue for damages and other remedies in respect of any infringement of the Rights, or in respect of other acts within the scope of the claims of any published specification of any patent or accompanying any application therefor or accompanying any applications prior to the date hereof.

3.4. The right to apply for, prosecute and obtain patents, trade names, intellectual property or similar protection throughout the world in respect to any right accrued, derived or based on the Rights, including the right to claim patent priority or other legal priority.

4. If any right assigned to Assignee hereunder is not capable of assignment, then to the extent required to vest such right in Assignee, Assignor hereby waives and relinquishes such right in favor of Assignee and/or grants to Assignee a perpetual, exclusive, royalty free, worldwide license to exploit and use such right, including a license to assign, transfer and sub-license such right, in any manner that Assignee deems fit, and further hereby consents to any exercise whatsoever of such right by Assignee. Assignor shall promptly cooperate with Assignee, sign all documents and otherwise take all steps, at the request and expense of the Assignee, necessary to vest in the Assignee the rights assigned to the Assignee under this Agreement.

5. Assignor declares and warrants that to the best of its knowledge it does not possess any software designs, lines of code or and any other tangible property or physical objects which relate to the Rights (and shall promptly deliver any of the foregoing if discovered). Assignor shall maintain the confidentiality of all information relating to the Rights and shall ensure that all persons which it has afforded access to such information shall not use or disclose such information.

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6.   The Partnership Agreement is hereby terminated as of the Relevant Date.
     Each of Cortext and Planet irrevocably releases the other as of the Relevant Date from all claims and obligations arising out of the Partnership Agreement.

7. The Assignor represents and warrants that, (a) it has not granted rights in the Rights to any third parties in any manner whatsoever; (b) Assignee, entirely through the efforts of its employees, has been the active party in the development, marketing, sale, licensing and support of the Magazine Software and Assignor was only a passive investor (supplying funds, equipment and premises) with respect to the development, licensing and support of the Magazine Software; and (c) to the best of its knowledge, (1) the Rights being assigned are free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party other than the Assignee and VCI; (2) the Rights being assigned have not been forfeited to the public domain and have been maintained in confidence; (3) no person has the right to assert any claim regarding the use of, or challenging or questioning the Assignor's right or title in, any of the Rights; and (4) there are no claims by or against the Assignor relating to the Rights and no ground exists that may give rise to such a claim. To eliminate any doubt, Assignor shall have no liability, in any way whatsoever, if any of its representations and warranties shall be found to be incorrect if they were effected by the acts of the Assignee or by any act in which Assignee was an active party with respect to the Magazine Software.

8. Assignor represents and warrants to the best of its knowledge, information and belief, that (a) the Magazine Software does not infringe any patent, copyright, or trade secret of, or the intellectual property or other rights of, any third party; and (b) upon the effective date of this Agreement, Assignee will own all of the intellectual property or other rights relating to the Magazine Software subject to Assignor's right as set forth in section 1.

9. In consideration of Assignor's obligations and representations herein, Assignee hereby authorizes and instructs VCI, on behalf of Assignee, and VCI hereby irrevocably accepts, agrees and obliges toward Assignor, to effect the following:

9.1. Within three (3) business days after the execution of this Agreement, pay to Assignor an amount of $35,000 plus V.A.T (against Planet's duly issued invoice to Assignee) and the V.A.T due on the advanced sum of $30,000 already paid (against Assignor's duly issued invoice to Assignee in the amount of $30,000 plus V.A.T.) by wire transfer to Assignor account number 322100/46 in Bank Leumi Branch Ahad Haam, Tel Aviv (No. 811) (the "$35,000 Payment").

9.2. Within ten (10) days after the execution of this Agreement, pay to Assignor an amount of $285,000 plus V.A.T (against Assignor's duly issued invoice to Assignee) by wire transfer to the account specified in section 9.1 above (the "Second Installment").

9.3. Pay to Assignor an additional aggregate amount of $75,000 plus V.A.T (against Assignor's duly issued invoice to Assignee) by wire transfer to the account specified in section 9.1 above in three (3) installments ($25,000 plus V.A.T [against Assignor's duly issued invoice to Assignee] each), on April 15, 2000, June 15, 2000 and August 15, 2000.

9.4. In any manner whatsoever, unless this Agreement shall be cancelled, all sums as mentioned in sections 9.1 - 9.3 shall be paid to Assignor as detailed above. In particular, Assignee or VCI shall have no right to delay or postpone any of such payments and none of such payments shall

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     be paid any other method (including, but not limited to a claim or plea of set-off) than the method detailed above. To eliminate any doubt, the foregoing shall not derogate from Assignor's liability for its representations and warranties contained herein.

9.5. In the event that any of the sums mentioned in sections 9.1 - 9.3 above or any portion thereof, shall not have been paid on the dates set forth in such section 9.1 - 9.3, then without derogating from any of Assignor's rights in such event, such sum(s) shall bear interest at the rate of one percent (1%) per month (on a daily basis) plus V.A.T, which shall be added to such sum and paid by VCI to Assignor.

9.6. In the event that VCI fails to meet any of its obligations under sections
     9.1 through 9.5 herein, or any portion thereof, such breach shall be deemed to be a fundamental breach of this Agreement. In such event, and without derogating from any of Assignor's rights in the event of such breach, including, but not limited to, the enforcement of this Agreement, VCI shall pay Assignor as agreed compensation, and without the need of proof of damages, the sum of $35,000. Without derogating from Assignor's rights, if in the event of a fundamental breach Assignor elects to cancel this Agreement after the sum of $35,000 pursuant to section 9.1 above has been paid by VCI (on behalf of Assignee) then, in such event, Assignor shall be entitled to retain this sum. Assignor acknowledges the prior receipt of $30,000 as an advance payment hereunder. In the event of a cancellation of this Agreement, Assignor shall not have to return this advance payment of $30,000 and such sum shall be applied toward VCI's purchase of additional licenses for Magazine Software pursuant to the VCI License.

9.7. To eliminate any doubt, regardless of the fact that VCI's payments and/or obligations, set forth in sections 9.1 - 9.6 are made on behalf of Assignee, Assignor's rights to these payments and/or to such rights shall be directly toward VCI (as well as, jointly and severally toward Assignee) and nothing in connection with the relationship between VCI and Assignee and/or the SPA, in any manner whatsoever, shall have any effect nor shall derogate from VCI obligations toward Assignor. Nevertheless, but without derogating from Assignor's rights, as mentioned above, all such payments, when paid by VCI, on behalf of Assignee, shall be considered as paid by Assignee and consequently, Assignor shall issue the invoices for such payments to Assignee.

10. Each Party represents that the execution, delivery, and performance by such Party of this Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of such Party and that neither the execution of this Agreement nor the performance hereunder by such Party is in violation of such Party's obligations, contractual or otherwise, to any government, agency or any other party or parties.

11. This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties hereto regarding the subject matter hereof.

12. This Agreement shall be governed by and construed under the laws of the State of Israel. Sole jurisdiction is given to the court in Tel Aviv, Israel.

13. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the Israeli Post Office, by registered or certified mail, postage prepaid and addressed to the

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     party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) day's advance written notice to the other parties.

          If to Assignor:               Planet Communications Ltd.
                                        57 Igal Allon Street, Tel Aviv Israel
                                        Attn: Shimon Ohaion
                                        Fax: 972 3 636 6463

          With a copy (which shall not
          constitute notice) to:        Ami Sadan & Co. - Law Offices
                                        315 Haryarkon St. Tel Aviv, Israel
                                        Attn:Ami Sadan, Adv.
                                        Fax 972 3 602 2503

          If to Assignee:               Cortext Ltd.
                                        Hamikztoa 9
                                        Tel Aviv, Israel
                                        Attn: Noam Ilan
                                        Fax: 972 3

          If to VCI:                    Virtual Communities Israel Ltd.
                                        Jerusalem Technology Park, Malcha
                                        Jerusalem, Israel
                                        Attn: David Kahn
                                        Fax: 972 2 568 9171

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


Cortext Ltd.                                        Planet Communications Ltd.

By: _____________________                           By: _____________________

Virtual Communities, Inc.

By: _____________________

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